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                      August 22, 2023

       Leslie Yu
       Chief Executive Officer
       Quhuo Limited
       3rd Floor, Block A, Tonghui Building , No. 1132 Huihe South Street Chaoyang District Beijing 100020
       The People   s Republic of China

                                                        Re: Quhuo Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39354

       Dear Leslie Yu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Wei Wang